Exhibit 10.5

CUE BIOPHARMA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made by and between Cue Biopharma, Inc., a Delaware corporation (“Cue” or the “Company”), and Shao-Lee Lin (“Executive,” and together with Cue, the “Parties”).

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the conditions under which Executive will be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
POSITION AND DUTIES.
(a)
As of the Effective Date (as defined below), Cue shall employ Executive as its President and CEO. Executive shall have such duties and authority commensurate with the position of President and CEO, and such other duties commensurate with her position that may be assigned by the Board of Directors of Cue (the “Board”).
(b)
During the Term of Employment (as defined below), the Company will use its best efforts to cause Executive to be nominated for election to the Board at each annual meeting of stockholders and shall recommend that stockholders vote in favor of such election and Executive, upon being duly elected, shall serve as a member of the Board for no additional compensation.
(c)
Executive’s principal place of providing services to the Company will be at Executive’s California residence or any office that the Company may establish, maintain, or utilize in the greater Los Angeles metropolitan area. Executive will engage in business travel, as required by Executive’s job duties. Executive shall report directly to the Board.
(d)
Executive shall devote all of Executive’s business time, energy, judgment, knowledge and skill and Executive’s best efforts to the performance of her duties and responsibilities for Cue, provided that the foregoing shall not prevent Executive from engaging in the following outside activities (the “Outside Activities”): (i) those set forth on Exhibit A hereto, (ii) participating in charitable, civic, educational, or industry affairs, (iii) managing passive personal investments, and (iv) serving on boards of directors of private and public companies, in each case subject to the prior approval of the Board in its sole discretion, and provided that in the first 12 months following the Effective Date Executive shall in no event serve on the board of more than 1 public company. Notwithstanding the foregoing, Executive’s engagement in Outside Activities may not, individually or in the aggregate, inhibit, interfere with, or prohibit the timely performance of Executive’s duties and responsibilities hereunder or create a potential conflict of interest with Cue’s business or fiduciary conflict of interest with Executive’s duties to the Company (the “Outside Activities Restriction”).

2.
EFFECTIVE DATE; TERM OF EMPLOYMENT. Executive’s employment and this

Agreement shall take effect as of April 30, 2026 (the “Effective Date”) and shall continue in effect until terminated in accordance with Section 7 below (the “Term of Employment”). During the Term of Employment, Executive shall be an at-will employee of the Company and Executive’s employment shall be freely terminable by either Executive or the Company, for any reason, at any time, with or without Cause (as defined below) or notice, subject to the provisions set forth in Section 7 below.

3.
BASE SALARY. During the Term of Employment, Cue shall pay Executive a base salary (“Base Salary”) at the annualized rate of $660,000, payable in accordance with the regular payroll practices of Cue. The Base Salary shall be subject to all applicable taxes and withholdings, shall be subject to periodic review, and may be adjusted from time to time by the Board in its sole discretion.
4.
ANNUAL BONUS. Following the end of each calendar year during the Term of Employment, Executive shall be eligible to receive an annual incentive bonus for the prior year (the “Annual Bonus”), subject to achievement that year of key performance indicators for Cue established by the Board or a committee thereof in consultation with Executive, with the level of achievement, the key performance indicators, and actual amount of the Annual Bonus determined by the Compensation Committee of the Board or its delegate (the “Committee”) in its sole discretion. Executive’s target Annual Bonus for each calendar year shall be up to 55% of the Base Salary. Any Annual Bonus awarded to Executive shall be paid by the Company on such date as scheduled by management, on which date the Annual Bonus shall be considered earned.
5.
INDUCEMENT GRANT.
(a)
As a material inducement to Executive entering into employment with the Company, and subject to approval of the Board or the Committee, the Company will grant to Executive, under the Company’s 2026 Inducement Stock Incentive Plan (the “Plan”), (i) a restricted stock unit with respect to 327,537 shares of Common Stock of the Company (the “Initial RSU”) and (ii) a nonstatutory stock option to purchase 655,074 shares of Common Stock of the Company (the “Initial Option” and, together with the Initial RSU, the “Initial Grants”). The Initial Grants shall be granted as soon as practicable following the Effective Date and the exercise price per share of the Initial Option shall be equal to the Grant Date Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant. The Initial Grants shall be subject to the terms and conditions applicable to Options granted under the Plan, as described in the Plan and the applicable Award agreements (as defined in the Plan), which terms shall not be inconsistent with this Agreement and shall provide for the additional equity-related terms provided in this Agreement. The Initial Option shall have a term that expires ten years from the grant date, subject to the terms and conditions of the Plan and the applicable Award Agreement. The Initial RSU will be fully vested on the date of grant. The Company will pay directly to the tax authorities Executive’s taxes associated with the vesting of the RSUs, assuming for such purpose the maximum tax rates that could apply to the compensation income resulting from the vesting of the RSUs, together with a “gross-up” payment such that all federal, state, and local income and employment taxes on such RSU vesting that could apply to Executive have been paid by the Company. The intent of the Parties is that the Executive shall incur no net out-of-pocket tax cost in connection with the grant or vesting of the Initial RSU. The Initial Option will vest and become exercisable in equal monthly installments over four (4) years from the Effective Date, subject to

Executive’s continued service to the Company.

(b)
In addition and in the event of a Financing (as defined below), and subject to approval of the Board or the Committee, the Company will grant to Executive, under the Company’s 2025 Stock Incentive Plan (the “SIP”), an Option (as defined in the SIP) to purchase such number of shares of the Common Stock as is necessary for Executive’s ownership of the Common Stock after giving effect to the Financing, when combined with the Initial Grants, to equal approximately 8.5% of the Fully Diluted Shares (as defined below) of the Company as of immediately following the closing of the Financing (the “Top-Up Option”), with such option intended to be an incentive stock option to the maximum extent permitted by law. The Top-Up Option shall be granted upon the closing of a financing (or as soon as practicable thereafter) in which the Company receives gross proceeds of at least $100,000,000 in the aggregate from (i) the sale of its equity securities and/or of securities convertible into its equity securities and/or (ii) some other non-dilutive investment of capital not in exchange for securities, no later than 180 days following the receipt of the full results from the Phase 2 clinical trial of UB-221 in chronic spontaneous urticaria (the “Financing”), provided that Executive continues to remain employed by the Company on the date of the closing of such financing and provided, further, that the Top-Up Option shall only be granted with respect to the portion of the Financing that results in dilution of Executive’s percentage equity ownership in Cue, if any. If the Financing does not close prior to the end of such 180-day period, the Board or Committee will consider in good faith extending the period in which the Financing must occur if, in their sole discretion, the circumstances at the time warrant such an extension. The exercise price per share of the Top-Up Option shall be equal to the Grant Date Fair Market Value (as defined in the SIP) of a share of Common Stock on the date of grant. The Top-Up Option shall have a term that expires ten years from the grant date, subject to the terms and conditions of the SIP and the applicable Award agreement. The Top-Up Option shall be subject to the terms and conditions applicable to Options granted under the SIP, as described in the SIP and the applicable Award agreement, which terms shall not be inconsistent with this Agreement and shall provide for the additional equity-related terms provided in this Agreement. Subject to the terms and conditions of the SIP and the applicable Award Agreement, the Top-Up Option shall become exercisable over four years, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal, monthly installments thereafter, subject to Executive’s continued performance of services on each applicable vesting date. Notwithstanding the foregoing, the Top-Option will vest monthly over four years from the Effective Date if permitted under the SIP at the time of grant. “Fully Diluted Shares” shall mean the outstanding shares of the Company, assuming conversion or exercise of all then-outstanding convertible securities and any unissued pool under the Company’s stock incentive plans.
6.
EMPLOYEE BENEFITS
(a)
BENEFIT PLANS. During the Term of Employment, Executive shall be eligible to participate, in accordance with and subject to any terms and conditions thereof, any employee benefit plans that Cue has adopted or may adopt, maintains or contributes to for the benefit of its employees generally, except to the extent such plans are duplicative of the benefits otherwise provided to Executive hereunder. Executive’s participation shall be subject to the applicable plan documents and generally applicable Cue policies. Notwithstanding the foregoing, Cue may modify or terminate any employee benefit plan at any time.

(b)
HOLIDAYS/PERSONAL TIME OFF/SICK TIME. During the Term of Employment, Executive shall be eligible for the public holidays on which the business of the Company is officially closed in accordance with the Company’s holiday policy. In addition,

Executive shall be entitled to paid vacation time in accordance with Cue’s policy applicable to senior management employees as in effect from time to time. Finally, Executive shall be entitled to one week (5 business days) of sick days each year, which may be used by Executive for their own health or for the health of a family member, and includes time taken for preventive care or diagnosis, to attend medical appointments, for care or treatment of an existing health condition, for specified purposes if the employee or a family member is a victim of violence, and for other reasons covered by applicable law, as detailed in the Company’s Employee Handbook.
(c)
BUSINESS EXPENSES. During the Term of Employment, upon presentation of reasonable substantiation and documentation as Cue may require from time to time, Executive shall be reimbursed in accordance with Cue’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive during the Term of Employment and in connection with the performance of Executive’s duties hereunder.

(d)
INDEMNIFICATION AND INSURANCE. The Company shall provide Executive with indemnification, advancement of expenses and insurance coverage to the fullest extent provided under the Company’s bylaws and to the fullest extent provided to other directors and officers of the Company.

7.
TERMINATION. This Agreement and the Term of Employment shall terminate on the first to occur of the following:
(a)
DISABILITY. Upon 30 days’ prior written notice by Cue to Executive of termination due to Disability while a Disability exists. “Disability” shall mean Executive is unable to perform the essential duties of Executive’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months from the start of such Disability.
(b)
DEATH. Automatically upon the death of Executive.
(c)
CAUSE. Immediately upon written notice by Cue to Executive of a termination for Cause. “Cause” shall mean a good faith determination by the Board of:
(i)
the commission of any act by Executive constituting financial dishonesty against Cue or its Affiliates, which act would be chargeable as a felony under applicable law;
(ii)
Executive’s engaging in any other act of fraud, intentional and material misrepresentation, moral turpitude, illegality, discrimination, harassment, or retaliation that would

(a) materially adversely affect the business or the reputation of Cue or any of its Affiliates with their respective current or prospective customers, suppliers, lenders or other third parties with whom such entity does or might do business or (b) expose Cue or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

(iii)
the repeated and material failure by Executive to follow the reasonable and lawful directives of the Board;
(iv)
any material misconduct, material and willful violation of Cue’s or its Affiliates’ written policies applicable to Executive, or willful and deliberate breach of duty by Executive in connection with the business affairs of Cue or its Affiliates; or
(v)
Executive’s material breach of a material term this Agreement.

Executive shall be given written notice detailing the specific Cause event and a period of 10 days following Executive’s receipt of such notice to cure such event (if susceptible to cure, as determined by the Board) to the reasonable satisfaction of the Board. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by Executive. A termination for Cause shall be deemed to include a determination by the Board or its designee following Executive’s termination of service that circumstances existing prior to such termination would have entitled Cue to have terminated Executive for Cause, in which case Executive shall be treated as a Bad Leaver in accordance with Section 10(f). All rights Executive has or may have under this Agreement (including as set forth in Section 7(d) below) shall be suspended automatically during the pendency of any investigation by the Board or its designee, or during any negotiations between the Board or its designee and Executive, regarding any actual or alleged act or omission by Executive of the type described in this definition of Cause. For purposes of the foregoing, no act, or failure to act or refusal to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Cue.

(d)
GOOD REASON. Upon written notice by Executive to Cue of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the consent of Executive, unless such events are fully corrected in all material respects by Cue within 30 days following written notification by Executive to Cue of the occurrence of one of the events:
(i)
a material diminution in Executive’s Base Salary or Annual Bonus opportunity in a manner that is not applied proportionately to all other senior executive officers of the Company;
(ii)
a material diminution in Executive’s authority, responsibilities or duties set forth in Section 1 above, other than temporarily while physically or mentally incapacitated, as permitted by applicable law;
(iii)
a relocation of Executive’s primary work location by more than 50 miles from its then current location;

(iv)
a requirement that Executive report to anyone other than the Board; or
(v)
a material breach by Cue of a material term of this Agreement.

Executive shall provide Cue with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of Cue’s 30-day cure period described above (subject to the Company’s correction of the grounds for Good Reason within such cure period). Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive. If one occurrence does not individually constitute Good Reason but when considered collectively with other occurrences constitutes Good Reason, the 30-day period for Executive to provide notice of the occurrence shall be measured from the latest occurrence.

(e)
WITHOUT CAUSE. Immediately upon written notice by Cue to Executive of an involuntary termination without Cause (other than for death or Disability).
(f)
VOLUNTARY TERMINATION. Upon 60 days’ prior written notice by Executive to Cue of Executive’s voluntary termination of employment without Good Reason (which termination Cue may make effective earlier than any notice date, in which event Cue will pay to Executive, within thirty days following the early termination date, the Base Salary Executive would have received between the early termination date and the end of the 60-day notice period, had Executive remained employed through such notice period).
8.
CONSEQUENCES OF TERMINATION.
(a)
DEATH/DISABILITY. In the event that Executive’s employment ends on account of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) below to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law):
(i)
any unpaid Base Salary through the date of termination;
(ii)
any Annual Bonus for the year prior to the year in which such termination occurs that the Board has approved but has not yet been paid to Executive, to be paid when annual bonuses for such prior year are paid to actively employed employees of Cue;
(iii)
reimbursement for any unreimbursed business expenses incurred through the date of termination; and
(iv)
all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)
TERMINATION FOR CAUSE; UPON RESIGNATION WITHOUT GOOD

REASON. If Executive’s employment is terminated (i) by Cue for Cause; or (ii) by Executive without Good Reason, Cue shall pay to Executive within 60 days following termination of employment, or such earlier date as may be required by applicable law:

(i)
any unpaid Base Salary through the date of termination;

(ii)
reimbursement for any unreimbursed business expenses incurred through the date of termination; and
(iii)
all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant.
(c)
TERMINATION WITHOUT CAUSE; UPON RESIGNATION FOR GOOD

REASON. If Executive’s employment by Cue is terminated (i) by Cue other than for Cause or due to Executive’s death or Disability, or (ii) by Executive for Good Reason (each, a “Qualifying Termination”), subject to Executive’s compliance with Section 9 below and Executive’s continued compliance with Section 10 below, and subject to Section 21 below, Cue shall pay or provide Executive the following:

(i)
the Accrued Benefits;
(ii)
a lump sum cash severance payment in an amount equal to the sum of (x) 12 months of Base Salary, plus (y) the target Annual Bonus for the year of termination, prorated based on the number of days that Executive is employed in such year through the date of termination, with such lump sum payable on the first payroll date of Cue that occurs more than 60 days after Executive’s termination (collectively, the “Severance Amount”);
(iii)
if Executive elects COBRA coverage for health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at termination) when each premium is due until the earliest of the following: (i) 12 months following termination; (ii) the date Executive obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company; and (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA; and
(iv)
if the Qualifying Termination occurs outside the period commencing on the date ninety (90) days prior to a Change in Control (as defined in the SIP) and ending on the date twenty-four (24) months following a Change in Control (the “Change in Control Period”), the time vesting and exercisability of one hundred percent (100%) of Executive’s stock options, stock appreciation rights, restricted stock units and restricted shares in each case that are issued and outstanding under a Company equity compensation plan (“Equity Awards”) shall accelerate by a period of 12 months and Executive shall be entitled to exercise such Equity Awards (if exercisable) in accordance with this paragraph. For purposes of Equity Awards with performance-based vesting conditions (“Performance Awards”), Executive shall be treated under this paragraph as having remained in service for an additional 12 months following actual termination/resignation, provided that Performance Awards shall not become vested or earned solely as a result of this paragraph, and such vesting and earning shall remain subject to the attainment of all applicable performance goals, and such Performance Awards, if and to the extent they become vested or earned, shall be payable at the same time as under the applicable award agreement. For purposes of determining the accelerated vesting of Equity Awards and the additional service credit for Performance Awards, Executive’s Equity Awards and Performance Awards, as applicable, shall be presumed to vest ratably on a monthly basis over the number of calendar months of the time-based vesting or service-based vesting period established on the grant date of the Equity Award or Performance Award. Notwithstanding any provision of this Agreement or any applicable Equity Award agreement to the contrary, in the event of Executive’s termination by the Company without Cause or resignation by Executive for Good Reason,

Executive’s vested and exercisable Equity Awards shall remain exercisable (if exercisable) until the date on which those Equity Awards expire, determined without regard to such termination or resignation; and

(v)
if the Qualifying Termination occurs within the Change in Control Period, and notwithstanding anything in the SIP to the contrary, (a) one hundred percent (100%) of Executive’s Equity Awards other than Performance Awards shall become fully vested as of the date of such termination/resignation, and such Equity Awards shall remain exercisable (if exercisable) until the earlier of one year from any termination/resignation or the latest date on which those Equity Awards expire or are eligible to be exercised under the applicable award agreements, and (b) the service-based vesting condition of any Performance Award shall be deemed fully satisfied as of the date of such termination/resignation and such performance goals applicable to the Performance Awards shall be deemed to be achieved at the greater of target or actual performance as of the Change in Control, and such Performance Awards shall remain exercisable (if exercisable) until the earlier of one year from such termination/resignation or the latest date on which those Equity Awards expire or are eligible to be exercised under the applicable award agreements. Notwithstanding the foregoing, in no event shall Executive’s Equity Awards receive less favorable treatment in connection with a Change in Control than is afforded to any other SIP participant’s awards.

Payments and benefits provided under this Section 8(c) shall be in lieu of any termination or severance payments or benefits to which Executive may be eligible under any of the plans, policies or programs of Cue or any similar state statute or regulation. Should Executive die prior to the payment of the Severance Amount, the Severance Amount shall be paid to the heirs or estate of Executive in accordance with the schedule set forth herein.

(d)
OTHER OBLIGATIONS. Upon any termination of Executive’s employment with Cue, Executive shall automatically be deemed to have resigned from any and all other positions Executive then holds as an officer, director or fiduciary of Cue and any other entity that is part of the same consolidated group as Cue or in which capacity Executive serves at the direction of or as a result of Executive’s position with Cue; and Executive shall, within 10 days of such termination, take all actions as may be necessary under applicable law or requested by Cue to effect any such resignations.
(e)
NO MITIGATION OR OFFSET. Executive shall not be required to seek or accept other employment or otherwise to mitigate damages as a condition to the receipt of benefits pursuant to this Section 8, and amounts payable pursuant to this Section 8 shall not be offset or reduced by any amounts received by Executive from other sources.

(f)
NO WAIVER OF ERISA-RELATED RIGHTS. Nothing in this Agreement shall be construed to be a waiver by Executive of any benefits accrued for or due to Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Cue, if any, except that Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of Cue other than as provided herein.
(g)
CLAWBACK. All awards, amounts or benefits received or outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any applicable law related to such actions, as may be in effect from time to time. Cue may take such actions as may be necessary to effectuate any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, whether adopted before or after the Effective Date, without further consideration or action.

9.
RELEASE. Any and all amounts payable and benefits or additional rights, beyond the Accrued Benefits, provided pursuant to this Agreement following termination from employment shall only be payable if Executive delivers to Cue and does not revoke a separation and general release of claims agreement in favor of Cue in a form to be provided by Cue (which will include, at a minimum, a release of all releasable claims, reaffirmation of Executive’s continuing obligations under this Agreement, and an agreement not to compete with the Company for twelve (12) months following Executive’s separation from employment, as and to the extent permitted by then applicable law). Such release shall be furnished to Executive within five business days after Executive’s date of termination, and must become irrevocable within 60 days following termination (or such shorter period as requested by Cue).
10.
CONFIDENTIALITY, NON-DISCLOSURE, AND ASSIGNMENT OF INVENTIONS.
(a)
CONFIDENTIALITY.
(i)
COMPANY INFORMATION. At all times during the Term of Employment and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, any Confidential Information of Cue. “Confidential Information” means any Cue proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by Cue, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.
(ii)
EXECUTIVE-RESTRICTED INFORMATION. During the Term of

Employment, Executive shall not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(iii)
THIRD PARTY INFORMATION. Executive recognizes that Cue has received and in the future shall receive from third parties their confidential or proprietary information subject to a duty on Cue’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the Term of Employment and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity except in connection with the performance of Executive’s duties and consistent with Cue’s agreement with such third party, such third party confidential or proprietary information, and shall not use it except as necessary in performing Executive’s duties, consistent with Cue’s agreement with such third party.
(b)
NONDISPARAGEMENT. During the Term of Employment and at all times thereafter, and except as otherwise permitted by Section 10(g) below, Executive shall not make negative comments or otherwise disparage Cue or any company or other trade or business that

“controls,” is “controlled by” or is “under common control with,” Cue within the meaning of Rule 405 of Regulation C under the Securities Act, including any “subsidiary corporation” of Cue within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (“Affiliates”) or any of their officers, directors, managers, employees, consultants, equity holders, agents or products. The foregoing shall not be violated by truthful statements made (i) in response to legal process or arbitral or court proceedings (including depositions in connection with such proceedings) or (ii) in the course of Executive discharging Executive’s duties for Cue.
(c)
COOPERATION. Upon the receipt of reasonable notice from Cue, while employed by Cue and for one (1) year thereafter Executive shall (i) respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with Cue, and shall provide reasonable assistance to Cue, its Affiliates and their respective representatives in defense of any claims that may be made against Cue or its Affiliates, (ii) assist Cue and its Affiliates in the prosecution of any claims that may be made by Cue or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with Cue (collectively, the “Claims”), and (iii) promptly inform Cue if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against Cue or its Affiliates. Executive also shall promptly inform Cue (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of Cue or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of Cue or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against Cue or its Affiliates with respect to such investigation, and shall not do so unless legally required or otherwise permitted by Section 10(g) below. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent either permitted by Section 10(g) below or that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving Cue or any of its Affiliates without getting the prior written consent of Cue. Upon presentation of appropriate documentation, Cue shall pay or reimburse Executive for all reasonable counsel fees, out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in accordance with Cue’s applicable policies in complying with this Section 10(c), and Executive shall be compensated by Cue at a reasonable hourly rate for assistance given after the end of employment; provided, however, that Executive shall not be paid for any time spent testifying in any arbitration, trial, administrative hearing or other proceeding. In connection with Executive’s obligations under this Section 10(c), the Company agrees that: (x) any request for cooperation shall take into account Executive’s other business and personal commitments; (y) the Company shall use its best efforts to schedule any required assistance, meetings, or testimony at times and locations that are mutually convenient for both the Company and Executive; and (z) the Company’s exercise of its rights under this Section shall not unreasonably interfere with Executive’s performance of duties for any subsequent employer or her pursuit of other business or personal endeavors.
(d)
OWNERSHIP OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS, AND ALL ORIGINAL WORKS OF AUTHORSHIP.
(i)
As between the Parties, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, during Executive’s employment and which relate to Cue’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of Cue. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Cue.
(ii)
In particular, Executive hereby specifically assigns and transfers to Cue all of Executive’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During the Term of Employment and thereafter, Executive shall assist Cue and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including the execution of all lawful oaths and all assignment documents requested by Cue or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.
(iii)
Moreover, if during the Term of Employment, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Cue’s business, products or services, whether such work is created solely by Executive or jointly with others, Cue shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Cue as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Cue shall be the author of the work. In the event such work is neither prepared by Executive within the scope of Executive’s employment or is not a work specially ordered and deemed to be a work made for hire, then Executive shall assign, and by these presents, does assign, to Cue all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the Term of Employment and thereafter, Executive shall assist Cue and its nominee, at any time, in the protection of Cue’s worldwide right, title and interest in and to the work and all rights of copyright therein, including the execution of all formal assignment documents requested by Cue or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Executive shall be compensated by Cue at a reasonable hourly rate for assistance given after the end of Executive’s employment.
(iv)
Notwithstanding the foregoing provisions of this Section 10(d), Cue hereby notifies Executive that the provisions of this Section 10(d) shall not apply to any inventions that qualify fully under the provisions of Section 2870, attached hereto as Exhibit B.
(e)
RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with Cue for any reason (or at any time prior thereto at Cue’s request), Executive shall return all property belonging to Cue or its Affiliates (including any Cue or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents or property belonging to Cue or an Affiliate).
(f)
EFFECT OF EXECUTIVE BECOMING A BAD LEAVER. Notwithstanding any provision of this Agreement to the contrary, if (i) Executive breaches any of the applicable material covenants set forth or referenced in this Agreement at any time during the period commencing on the Effective Date and ending 12 months after Executive’s termination of employment with Cue for any reason and (ii) Executive fails to cure such breach within 10 days of the effective date of written notice of such breach given by Cue, then Executive shall be deemed a “Bad Leaver.” If Executive is or becomes a Bad Leaver, then (i) any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease upon commencement of such action and (ii) Executive shall be liable to repay to Cue any severance previously paid to Executive by Cue, less $100 to serve as consideration for the release described in Section 9 above.

(g)
PERMITTED DISCLOSURES. Executive acknowledges that nothing in this Agreement or elsewhere prohibits or restricts her from (i) communicating with, or voluntarily providing information she believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission), (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, and/or (iii) discussing or disclosing information to her personal legal, tax, or financial advisors. Executive is not required to notify the Company of any such communications. Further, notwithstanding her confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11.
EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges that Cue’s remedies at law for a breach or threatened breach of any of the provisions of Section 10(a) – (e) above would be inadequate and in the event of such a breach or threatened breach, in addition to any remedies at law, Cue, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

12.
NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 12, neither Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party. Cue may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of the business and/or assets of Cue, provided that Cue shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cue would be required to perform it if no such succession had taken place. As used in this Agreement, “Cue” and the “Company” shall mean Cue and any Affiliate or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of Cue under this Agreement by operation of law or otherwise.
13.
NOTICE. Any notice that either Party may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Cue may notify Executive from time to time; and to Executive at Executive’s electronic mail or postal address as shown on the records of Cue from time to time, or at such other electronic mail or postal address as Executive, by notice to Cue, may designate in writing from time to time.
14.
CONDITIONS ON OFFER AND EMPLOYMENT. This offer of employment and

Executive’s employment hereunder is contingent upon Executive’s satisfactory completion of a reference and background (including criminal background) check. Executive’s employment hereunder is further contingent upon Executive providing to the Company, within three (3) days of the Effective Date, documentation of her eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. Should any of these conditions not be satisfied following the Effective Date, as determined by the Board in its sole discretion, then Executive’s employment shall immediately end and such termination shall be deemed a termination for Cause.

15.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Cue, the terms of this Agreement shall govern and control.

16.
SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.
17.
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.
APPLICABLE LAW; CHOICE OF VENUE AND CONSENT TO JURISDICTION; SERVICE OF PROCESS.
(a)
All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
(b)
For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the State of California and further agree that any related litigation shall be conducted solely in a court of the State of California (or, if appropriate, a federal court located within California), where this Agreement is made and/or to be performed, and no other courts.
(c)
Each Party may be served with process in any manner permitted under California law, or by United States registered or certified mail, return receipt requested.
19.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by Cue. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and Cue or its Affiliates with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either Party that are not expressly set forth in this Agreement.

20.
REPRESENTATIONS. Executive represents and warrants to Cue that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

21.
TAX MATTERS.
(a)
WITHHOLDING. Any and all amounts payable under this Agreement or otherwise shall be subject to, and Cue may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)
SECTION 409A COMPLIANCE.
(i)
The intent of the Parties is that payments and benefits under this Agreement be exempt from (to the extent possible) or compliant with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Section 409A. In no event shall Cue be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within die meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” under Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the six-month period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)
For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.
(v)
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(c)
MODIFICATION OF PAYMENTS. In the event it shall be determined that any payment, right or distribution by Cue or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, Executive’s employment with Cue or a change in ownership or effective control of Cue or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that Executive would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 8 above.

[Remainder of Page Intentionally Left Blank]

BY SIGNING THIS AGREEMENT BELOW, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE:

(1)
HAS READ AND UNDERSTOOD THE ENTIRE AGREEMENT;
(2)
HAS HAD THE OPPORTUNITY TO ASK QUESTIONS AND CONSULT COUNSEL OR OTHER ADVISORS ABOUT THE AGREEMENT’S TERMS; AND
(3)
AGREES TO BE BOUND BY THE AGREEMENT.

IN WITNESS WHEREOF, Cue has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement.

CUE BIOPHARMA, INC.

SHAO-LEE LIN

/s/ Pasha Sarraf	/s/ Shao-Lee Lin
By: Pasha Sarraf, MD, PhD
Chair, Board of Directors
Date: 4/29/2026	Date: 4/26/2026

Exhibit A

Chairman of the Board and Chief Executive Officer of AZEO Bio, Inc., (“AZEO”), which entity Executive founded in October 2025. Executive represents that AZEO is not competitive with Cue, she will devote only a de minimis portion of her business time to her roles at AZEO, and her services for AZEO will at all times remain subject to the Outside Activities Restriction.

Member, Board of Trustees of Lake Forest College

Member, Advisory Board of Rice University School of Engineering

Exhibit B

California Labor Code Section 2870 Invention on Own Time – Exemption from Agreement

THIS IS TO NOTIFY EMPLOYEE, in accordance with Section 2872 of the California Labor Code, that:

a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)
Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or
(2)
Result from any work performed by the employee for his or her employer.
b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The foregoing limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.